                                           EXHIBIT 17


                        COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE


                                   FOR THE YEAR   FOR THE YEAR    FOR THE SIX     FOR THE SIX
                                       ENDED          ENDED       MONTHS ENDED    MONTHS ENDED
                                    JANUARY 31,    JANUARY 31,      JULY 31,        JULY 31,
                                       1998           1999            1998            1999
                                   -------------  -------------  --------------  --------------
Basic:
   Net income (loss) attributable
     to common stockholders        $   (990,289)  $ (1,762,230)  $    (851,652)  $  (1,689,063)
                                   =============  =============  ==============  ==============

   Weighted average number of
     common shares outstanding        9,192,811     10,529,147      10,756,620      12,231,402
                                   =============  =============  ==============  ==============


   Income (loss) per common share  $      (0.11)  $      (0.17)  $       (0.08)  $       (0.14)
                                   =============  =============  ==============  ==============